CURANEX PHARMACEUTICALS INC

Pioneers in Botanical Drug Development for Inflammatory Diseases

July 2025

Proposed Nasdaq Symbol: CURX

Issuer Free Writing Prospectus

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated July 18, 2025

Registration Statement File No. 333-282686

Offering Summary

	Transaction Details
Issuer	Curanex Pharmaceuticals Inc
Proposed Nasdaq Capital Market Symbol	CURX
Number of Common Stock Outstanding before this Offering	24,000,000
Number of Shares of Common Stock Being Offered	Public Offering of 3,750,000 shares (or 4,312,000 shares if the underwriters exercise the over-allotment option in full).
Offering Price Range per Share	US $4-$6 per share
Offering Size	US $15 million
Number of Common Stock Outstanding after this Offering	27,750,000 shares (or 28,312,500 shares if the underwriters exercise the over-allotment option in full)
Use of Proceeds	• ~17% to conduct FDA-required GLP toxicology and PK studies for Phyto-N in ulcerative colitis, and to submit an Investigational New Drug (IND) application in 2026 • ~8% to manufacture clinical trial material for Phyto-N • ~25% to initiate and conduct a Phase I clinical trial for Phyto-N in ulcerative colitis • ~33% to initiate and conduct a Phase II clinical trial for Phyto-N in ulcerative colitis • ~17% for working capital and other general corporate purposes
Underwriters	Dominari Securities LLC, Revere Securities LLC, and Pacific Century Securities LLC

Free Writing Prospectus Statement and Disclaimers

The securities of Curanex Pharmaceuticals Inc ("we," "us," "our" or the "Company") may only be sold pursuant to an effective registration statement filed with the Securities and Exchange Commission (the "SEC") or an exemption therefrom. This presentation highlights basic information about us and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. We have filed a registration statement on Form S-1 (including a prospectus, which is currently in preliminary form) (File No. 333-282686) (the "Registration Statement") with the SEC for the offering to which this presentation relates. The Registration Statement has not yet become effective, no shares of common stock have yet been sold pursuant to the Registration Statement, and the prospectus contained therein remains preliminary. Before you invest, you should read the preliminary prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The preliminary prospectus, dated July18, 2025, is available on SEC Website at: https://www.sec.gov/Archives/edgar/data/2025942/000164117225020262/forms-1a.htm. Alternatively, the Company or the underwriters participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Dominari Securities LLC; telephone: (212) 393-4500 or e-mail: info@dominarisecurities.com.

This presentation may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are characterized by future or conditional verbs or other terms such as "may," "will," "expect," "intend," "anticipate," believe," "plan," "estimate," "continue," "could," "might," "should," "approximately," or "potential," or in each case, their negative or other variations thereon, although not all forward-looking statements contain these words. They appear in several places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our financial position, business strategy, industry trends, and future operations.

You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. Such statements are only predictions, and our actual results may differ materially from those anticipated in these forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in the Registration Statement. Any forward-looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation. There may be events in the future that we are not able to accurately predict or control. Factors that may cause such differences include those discussed under Risk Factors in the Registration Statement.

Certain market data information in this presentation is based on management's estimates. The Company obtained the industry, market and competitive position data used throughout this presentation from internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. The Company believes its estimates to be accurate as of the date of this presentation. However, this information may prove to be inaccurate because of the method by which the Company obtained some of the data for its estimates or because this information cannot always be verified due to the limits on the availability and reliability of raw data, and the nature of the data gathering process.

This presentation does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities of the Company, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The securities of the Company have not been and will not be registered under the Securities Act, or any state securities laws and may not be offered or sold within the United States or to, or for the account or benefit of, "U.S. persons," as such term is defined under the Securities Act and the rules and regulations promulgated thereunder, unless an exemption from such registration is available.

Company Overview

01

Mission-Driven

Curanex is dedicated to developing innovative drugs to conquer inflammatory diseases and improve patient outcomes.

02

Lead Candidate: Phyto-N

Phyto-N is a botanical extract from a single plant, with proven anti-inflammatory properties.

03

Experienced Leadership

Curanex's team has deep expertise in biotech and drug development, with proven track records in bringing therapies to market.

04

Leveraging Nature's Power

Curanex's approach focuses on natural compounds with a long history of human use.

IPO: Q3 of 2025

Nasdaq: CURX

Headquarter: Jericho, NY

Experienced Leadership in Drug Development



Ning Zhang, CTO

- Professor and doctoral supervisor at Heilongjiang University of Traditional Chinese Medicine
- Deep expertise in traditional Chinese medicine research
- PhD, Heilongjiang University of Traditional Chinese Medicine
- BA, Shanghai Medical University



Huijuan Zhong, CSO

- 20+ years of experience in the pharmaceutical industry
- Submission one NDA (KarXT) and six ANDA / 505(b)(2) NDA
- Four products on the market including Cobenfy, Buprenorphine products
- PhD in Analytical Chemistry, University of York, UK



Jun Liu, CEO

- 25+ years of experience in leading botanical medicine research and business
- Former President of Duraviva Pharma Inc.,
- Bachelor's degree from Northeast Normal University



Liqin Xie, COO

- Biopharma veteran with 15+ years at Regeneron and Surrozen
- Deep expertise in modern pharmacology and traditional medicine
- Led an Ulcerative Colitis drug from discovery to IND
- PhD, Stony Brook University
- MD, Beijing University of Chinese Medicine



Haiyan Yang, CFO

- 17+ years of experience in finance and business management
- CFO of Apollo Program
- Founded NID Consulting Inc. in 2022, providing CFO/COO advisory services
- Master degree in Accounting from Louisiana State University

Phyto-N, Our Lead Drug Candidate, is a Botanical Drug for Treating Inflammatory Diseases

Phyto-N

Botanical drug

- An extract from a single plant
- Superior anti-inflammatory effects via multiple targets and mechanisms
- 14 chemical components identified

Long history of human use

- As an herbal medicine, Phyto-N has treated thousands of patients with inflammatory diseases over 30 years in China
- Real-world case studies demonstrated Phyto-N's ability to provide relief for inflammatory diseases
- Favorable tolerability profile

Preclinical Validation

- Validated Phyto-N's effect in animal models of 6 inflammatory diseases, suggesting broad therapeutic potential
- No toxicity or side effect observed

The Discovery and Development of Phyto-N

Phyto-N's origins trace back to 1996, when it successfully treated our founder's kidney stones. This personal experience inspired deeper research into its therapeutic properties.

Clinical practice as an herbal medicine for 30 years → Preclinical Validation → Pipeline

Patients/Animal models/Pipeline	Parameters
Ulcerative colitis	Bloody diarrhea ↓ Inflammation ↓
Atopic Dermatitis	Skin inflammation ↓ Skin structure ↑
COVID-19	Inflammation ↓
Diabetes	Glucose level ↓ Insulin sensitivity ↑
Nonalcoholic fatty liver disease	Fat accumulation ↓ Liver inflammation ↓
Gout	Inflammation ↓ Uric acid levels ↓

Phyto-N is a promising botanical drug candidate to address multiple unmet medical needs.

Phyto-N's Anti-Inflammatory Effect in Animal Studies

Phyto-N functions as an **immunomodulator,** selectively regulating immune responses rather than causing global immunosuppression.

Immune Cell Modulation

- Increases T cell infiltration
- Decreases excessive macrophage activation

Cytokine Suppression

- Reduces IL-6, TNF-α, IL-1β, IL-18
- Decreases inflammatory response

NLRP3 Inflammasome Inhibition

- Suppresses NLRP3, Caspase-1, GSDMD
- Blocks inflammatory cascade

NF-κB Pathway Suppression

- Inhibits NF-κB signaling
- Reduces inflammatory gene expression

Therapeutic Outcomes

- Reduced tissue inflammation
- Decreased disease severity
- Improved tissue healing

1.3 M Moderate –Severe Inflammatory Bowel Diseases (IBD) Patients

Disease Background


Ulcerative colitis

Ulcerative Colitis
- Mucosal inflammation
- Age of onset 20-30 years
- Adult pop: 1.2M (US+EU5)
- 50% with moderate/severe disease
- Bloody diarrhea with urgency
- Repeated flares
- Increase risk of colon cancer


Crohn's Disease

Crohn's Disease
- Transmural inflammation
- Age of onset 15-30 years
- Adult pop: 1.1M (US+EU5)
- 50% with moderate/severe disease
- Abdominal pain, diarrhea sometimes bloody
- Frequent surgical interventions

Standard care: Anti-inflammatory drugs

anti-TNFs (IFX, ADA, CTZ, GOL)	**Anti-Integrin** (Vedolizumab)
Anti-IL12/23 (Ustekinumab)	**JAK inhibitors** (Tofacitinib)

www.cdc.gov/inflammatory-bowel-disease/php/facts-stats/

High Unmet Need For Improving Efficacy for IBD Patients


Low Remission Rates with UC Standard of Care
Many patients lose response over time
% patients in remission
100%
50%
35%
TNF-naïve patients
20%
10%
TNF-IR patients
5%
Induction (8-12 weeks)
Maintenance (52 weeks)

- Only 10-20% of patients remain in remission at 1 year
- Onset of some agents are slow, taking up to 12 weeks
- Low rates of endoscopic healing and histological improvement
- Current standard of care increases risk of serious infection and/or malignancy

Current treatments often fail to induce or maintain remission, highlighting the unmet need for IBD patients.

Amiot A. and Peyrin-Biroulet L. Therap Adv Gastroenterol. 2015; 8(2): 66–82.;

Case Report: Phyto-N Induced Long-Term Remission in Ulcerative Colitis



Ms. Li, 69-year-old, with severe ulcerative colitis for 20+ years

- Poor response to standard treatments
- Abdominal pain
- Bloody diarrhea
- Anemia, and fatigue

Started Phyto-N in January 2023 for three months

1-week	3-months	12-months
Improvements	**Complete remission**	**Long-term remission**
✓ Noticeable symptom Improvements	✓ No abdominal pain ✓ No rectal bleeding ✓ Norma bowel movements ✓ Resolved anemia ✓ Recovered weight and strength	✓ Symptom-free for 12 months after discontinuing Phyto-N ✓ Improved quality of life

Note: Phyto-N is in the early stages of pre-clinical development, and that there can be no guarantee that Phyto-N will achieve similar results in clinical testing.

Phyto-N Decreased Disease Activity Index in Colitis Mouse Model

- 8-week-old male C57BL/6 mice with dextran sulfate sodium (DSS)-induced colitis
- Phyto-N: oral administration 3.3g/kg/d for 10 days
- Positive control: mesalazine 100mg/kg/d for 10 days
- Phyto-N increased colon length, decreased Disease Activity Index (DAI) and weight loss

DAI, a composite score of weight loss, stool consistency, and rectal bleeding

- DAI was significantly lower in the Phyto-N group during days 14-20



A
Colon length(cm)
**
*
Con
Mod
Pos
PhN
B
Con
Mod
Pos
PhN
C
DAI
Days
Con
Mod
Pos
PhN
D
Body weight
Days
Con
Mod
Pos
PhN

Con: normal control; **Mod**: DSS model; **Pos**: DSS + positive control; **PhN**: DSS + Phyto-N (n=20)

Phyto-N Improved Colon Morphology And Decreased Inflammatory Cells in Colitis Mouse model


50μm
Con
Mod
Pos
PhN

Con: normal control; **Mod**: DSS model; **Pos**: DSS + positive control; **PhN**: DSS + Phyto-N

Phyto-N Decreased Serum Inflammatory Cytokine Levels in Colitis Model



IL-6 (ng/L)
TNF-α (ng/L)
IL-1β (ng/L)
IL-18 (ng/L)
Con
Mod
Pos
PhN

Con: normal control; **Mod**: DSS model; **Pos**: DSS + positive control; **PhN**: DSS + Phyto-N
Error bars: Mean with SD, (n=20).
* p<0.05, ** p<0.01, *** p<0.001, **** p<0.0001

Massive Market Potential for Phyto-N in IBD Treatment

Inflammatory bowel diseases market is projected to reach $50 billion by 2034[1].

- 1.3 M Moderate to Severe IBD Patients
- Current treatments often have limited efficacy and may cause side effects.



INFLAMMATORY BOWEL DISEASE (IBD)
Ulcerative colitis
Crohn's disease

Adopted from: https://www.hopkinsmedicine.org/health/conditions-and-diseases/inflammatory-bowel-disease

Phyto-N could capture meaningful market share

- By targeting multiple inflammatory pathways simultaneously
- Potential for long-term symptom control



Global Inflammatory Bowel Disease Treatment Market
Market forecast to grow at a CAGR of 5.8%
USD 26.65 Billion
USD 49.76 Billion
2023
2034
https://www.researchandmarkets.com/reports/5923142
RESEARCH AND MARKETS
THE WORLD'S LARGEST MARKET RESEARCH STORE

1. https://www.researchandmarkets.com/reports/5923142

Massive Market Potential for Phyto-N of Atopic Dermatitis Treatment


Dermatitis
Dermatitis


Dermatitis
Healthy skin
Allergens
Inflammation
Immune cells
Cleveland Clinic
©2022

https://my.clevelandclinic.org/health/diseases/24299-atopic-dermatitis


Global Atopic Dermatitis Drugs Market
Market forecast to grow at a CAGR of 9.0%
USD 27.68 Billion
USD 14.19 Billion
2022
2030
RESEARCH AND MARKETS
THE WORLD'S LARGEST MARKET RESEARCH STORE

- Atopic dermatitis is a common chronic inflammatory skin disease, and the global market projected to reach $28 billion by 2030[1].
- Current treatments often provide inadequate relief and may cause adverse effects.
- Human use in China suggested Phyto-N may achieve itch relief and skin clearance.

1. https://www.researchandmarkets.com/reports/4621759

Phyto-N Restored Skin Structure and Function in Atopic Dermatitis Mouse Model

Phyto-N improved skin appearance, reduced skin lesion scores, and promoted overall health.

- 6-8-week-old male BALB/c mice with DNCB-induced acute atopic dermatitis
- Oral administration of Phyto-N (3.3g/kg/d) for 21 days
- Phyto-N treatment reduced skin keratinization, epidermal thickening, and inflammatory cell infiltration while promoting the growth of adnexal structures.
- These benefits were evident as early as the 8th day of treatment and continued to improve throughout the study period.



Normal



Atopic Dermatitis model


25μm

A.D. model + Phyto-N

Pre-treatment with Phyto-N Demonstrated Protective Effects in a SARS-CoV-2 Hamster Model

Preclinical studies were conducted at the Biosafety Level 3 facilities of Rutgers University

- All hamsters were infected with SARS-CoV-2 (10^3 PFU) via intranasal inoculation

Hamsters pre-treated with Phyto-N demonstrated

- Reduced body weight loss
- Lower viral loads in the lungs and other organs
- Decreased tissue damages

Potential to restore immune function and reduce inflammation.

- Increases T cell infiltration
- Decreases macrophage activation


Viral Load (PFU/g tissue)
8×10⁸
6×10⁸
4×10⁸
2×10⁸
0
*
UT
Phyto-N
Lung
Viral Load (PFU/g tissue)
500
400
300
200
100
0
***
UT
Phyto-N
Liver

The lungs from hamsters at 7- day post SARS-CoV-2 infection



Untreated　　Phyto-N treated

Phyto-N Decreased Joint Swelling and Serum Uric Acid in a Rat Gouty Arthritis Model

Phyto-N reduced joint swelling, indicating its rapid action in controlling local inflammation.

Joint swelling at 24h was measured after intra-articular injection of urate crystals.

Phyto-N Decreased serum levels of uric acid.



Swelling Index
0.20
0.15
0.10
0.05
0.00
-0.05
**
*
**
Con
Mod
Pos
PhN



Uric Acid [umol/L]
400
300
200
100
0
**
**
**
Con
Mod
Pos
PhN

Con: normal control; **Mod**: gout model;
Pos: positive control, Colchicine (0.3mg/kg/d), **PhN**: Phyto-N (1.8g/kg/d)

IPO Financial Overview and Use of Proceeds

NASDAQ: CURX

IPO Goal: To raise $15 million through a public offering of 3.75 million shares, priced at $4-6 per share

Use of Proceeds	Total $12 million
• Conduct FDA-required GLP toxicology and PK studies for Phyto-N in ulcerative colitis • Prepare and submit an IND application	$2 million
• Manufacture clinical trial material for Phyto-N	$1 million
• Initiate and conduct a Phase I clinical trial	$3 million
• Initiate and conduct a Phase II clinical trial	$4 million
• Working capital and other general corporate purposes	$2 million

Submit IND application to FDA for ulcerative colitis in 2026

Phyto-N is a Botanical Humira and has Massive Market Potential For Treating Multiple Inflammatory Diseases

Humira	Phyto-N
• Anti-tumor necrosis factor (TNF) antibody	• Multiple targets and mechanisms • Botanical alternative
Inflammatory diseases • Ulcerative Colitis &Crohn's Disease • Psoriasis • Rheumatoid Arthritis	Potential in Inflammatory diseases • Ulcerative Colitis & Crohn's Disease • Atopic Dermatitis • Diabetes • NAFLD • Gout • COVID-19

Phyto-N's broader mechanism of action could translate to significant market potential for multiple inflammatory diseases.

https://www.humira.com/

Key Competitive Advantages of Phyto-N : Why Invest in Curanex?



Well-defined Chemical Profile

Phyto-N is derived from a single plant with 14 active compounds

Multi-target Mechanism of Action

Phyto-N modulates multiple inflammatory pathways

Strong Preclinical Data

Phyto-N has demonstrated impressive effect in animal models across a wide range of inflammatory diseases

Extensive Clinical Experience

Phyto-N's long history of human use in China provides invaluable insight for multiple inflammatory diseases

Excellent Tolerability

Phyto-N has favorable tolerability profile, with no toxicity or side effect observed in animal studies

Broad Therapeutic Potential

Phyto-N has demonstrated broad therapeutic potential for multiple high-value inflammatory diseases in pipeline

- The global anti-inflammatory drugs market size was $120 billion in 2023 and is expected to reach $272 billion by 2033[1].
- Phyto-N has potential to be a blockbuster drug.

1. https://www.biospace.com/anti-inflammatory-drugs-market-size-to-hit-usd-272-35-bn-by-2033

Thank You

Contact Us	
Issuer: **Curanex Pharmaceuticals Inc** 2 Jericho Plaza, B Wing, Suite 101, Jericho, NY 11753 Phone: (718) 673-6078 Email: info@curanexpharma.com	Underwriters: **Dominari Securities LLC** 725 5th Avenue, 23rd Floor, New York, NY 10022 Phone: (212) 393-4500;Email: info@dominarisecurities.com **Pacific Century Securities, LLC** 60-20 Woodside Avenue Ste 211, Queens, NY 11377 Phone: (212) 970-8868; Email: project@pcsecurities.us **Revere Securities LLC** 560 Lexington Avenue, 16th Floor, New York, NY 10022 Phone: (212) 688-2350; Email: syndicate@reveresecurities.com

Backup slides for Q&A

Milestones and Timeline

2025

- Q3: IPO
- Q3-4: GLP Tox, CMC
- Q4: Pre-IND meeting with FDA

2026

- IND and conduct Phase I clinical trials for primary indication (ulcerative colitis)
- Begin development of secondary indications (atopic dermatitis, gout, COVID, etc.)

Long-term Commercialization Strategy

2027-2028

- Conducting Phase II trials for ulcerative colitis
- Potentially conducting additional Phase II trials in other high-value indications

2029-2031

- Conducting and completing Phase III trial
- Preparing for and submitting FDA approval applications
- Scaling up manufacturing capabilities
- Developing and executing marketing strategies
- Launching the product

Timeline of Phyto-N for Ulcerative Colitis



24Q2
24Q3
24Q4
25Q1
25Q2
25Q3
25Q4
26Q1
26Q2
26Q3
26Q4
IPO
CMC
Pharmacology
Tox
IND
IPO
CMC
Acute DSS
Chronic DSS
Dose response
PD Biomarker
MOA
PK
Non-GLP Tox
GLP-Tox
Pre-IND Meeting
IND
Phase I Clinical Trial

CMC: Chemistry, Manufacturing, and Controls

Timeline of Clinical Development of Phyto-N

	25Q1	25Q2	25Q3	25Q4	26Q1	26Q2	26Q3	26Q4	27Q1	27Q2	27Q3	27Q4
Ulcerative Colitis	Dose response, CMC, PKPD, GLP Tox, MOA					IND	Phase I Clinical Trial		Phase II Clinical Trial			
Atopic Dermatitis					CMC, Dose response, PKPD, GLP Tox, MOA				Potential Phase II Clinical Trial			
Nonalcoholic fatty liver disease					CMC, Dose response, PKPD, GLP Tox, MOA				Potential License out			
Gout					CMC, Dose response, PKPD, GLP Tox, MOA				Potential License out			
COVID-19					CMC, Dose response, PKPD, GLP TOX, MOA				Potential License out			
Diabetes					CMC, Dose response, PKPD, GLP Tox, MOA				Potential License out			

CMC: Chemistry, Manufacturing, and Controls

Board of Directors



Jun Liu

CEO, President



Huijuan Zhong

CSO, Director



Yong Yan

Independent Director

- 25 years of experience in leading financial firms including Credit Suisse, Merrill Lynch, PingAn Group, and Fosun Group
- Extensive expertise in securitization, structured products, tokenization, and fintech
- Co-founded BitDATA Exchange and was leading the first internet-based financial platform using securitization technology for Fosun Group
- PhD. in Finance from the University of Alabama
- Bachelor’s in Economics from Fudan University



Xiaohui Hao

Independent Director

- 20+ years of experience in corporate leadership, strategic planning, and risk management in banking, education, and international business
- Currently serves as Executive Director & Co-CEO of Citychamp Watch & Jewellery Group and a director of its wholly owned subsidiary Bendera Bank since 2021
- Bachelor’s in Economics and Law from Henan University
- Master’s degree from Xiamen University and from University of Northumbria



Helen Hsu

Independent Director

- 30+ years of experience in the pharmaceutical industry, academia, and clinical settings.
- VP of Medical Science at Phamaron Clinical Services, where she leverages her deep expertise in oncology research, medical affairs, and clinical operations to drive innovative programs
- BA from Southeast University Medical School in China
- Master of Science in Molecular Biology and Clinical Lab Science from Michigan State University.

Botanical Drug regulations:

Less costly and condensed R&D program allowing for quick-to-market

NEXT WAVE IN PHARMACEUTICALS

- Specific FDA regulations: Botanical Drug Regulations
- The FDA has already approved a number of plant-based drugs[(1)]
  - Veregen (green tea extract, for perianal warts)
  - Fulyzaq (from Croton lechleri, for HIV related Diarrhea)
- More than 800 New Drug Research (IND) and Pre-IND (PIND) meeting requests in the past years

BENEFITS OVER CHEMICALLY SYNTHESISED DRUGS

- Faster preclinical development
- Benefit of a botanical complex over single chemical molecule
- Up to 5 years market exclusivity (US) with or without patent
- Difficult to copy / generic

1. Haiyu Xu, et al. A comprehensive review of integrative pharmacology-based investigation: A paradigm shift in traditional Chinese medicine. Acta Pharm Sin B. 2021 Jun;11(6):1379-1399